UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 672-7000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2014, Masahiro Yamamura resigned as a member of the Board of Directors of Western Digital Corporation (the “Company”) effective immediately. The decision of Mr. Yamamura to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Yamamura was a director designated by Hitachi, Ltd. (“Hitachi”) pursuant to an Investor Rights Agreement, as amended (the “Investor Rights Agreement”), dated March 8, 2012, between the Company and Hitachi, which was entered into in connection with the Company’s acquisition of Viviti Technologies Ltd. (formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd.), a subsidiary of Hitachi (the “Acquisition”).

Pursuant to the Investor Rights Agreement, Mr. Yamamura was to resign in the event that Hitachi ceases to own beneficially at least 50% of the shares of the Company’s common stock that Hitachi received as partial consideration in the Acquisition. Upon the completion of the sale of the Shares (as defined and discussed below) by Hitachi, Hitachi now owns less than 50% of the shares it received in the Acquisition.

Item 8.01	Other Events.

On November 6, 2014, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Hitachi as the selling stockholder and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), relating to a secondary public offering of the Company’s common stock by Hitachi. The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and Hitachi and also provides for customary indemnification by each of the Company, Hitachi and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

An aggregate amount of 25 million shares of the Company’s common stock were issued to Hitachi in connection with the Acquisition. On November 6, 2013, Hitachi sold 12,500,000 of these shares in an underwritten offering. Pursuant to the terms and conditions of the Underwriting Agreement, Hitachi agreed to sell to the Underwriters 5,434,783 shares of the Company’s common stock (the “Firm Shares”). Hitachi also granted the Underwriters a 30-day option to purchase up to an additional 815,217 shares (the “Additional Shares” and, together with the Firm Shares, the “Shares”). On November 7, 2014, the Representatives notified the Company and Hitachi that the Underwriters were exercising their option to purchase all of the Additional Shares. The sale of the Shares closed on November 13, 2014.

The sale of the Shares by Hitachi was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-199884), including the prospectus contained therein, dated November 5, 2014, filed by the Company with the Securities and Exchange Commission. No Shares were sold by the Company or any of its officers or directors, and the total number of outstanding shares of the Company’s common stock did not change as a result of the sale of the Shares by Hitachi. The Company did not receive any proceeds from the sale of the Shares, but pursuant to the terms of the Underwriting Agreement the Company agreed to pay certain of the expenses associated with the sale of the Shares by Hitachi.

Upon the completion of the sale of the Shares by Hitachi, Hitachi owned 6,250,000 shares of the Company’s common stock, or approximately 2.7% of the Company’s common stock based on the number of shares outstanding as of October 31, 2014.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated November 6, 2014, among Western Digital Corporation, Hitachi, Ltd. and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation
(Registrant)

	By:	/s/ Michael C. Ray

Date: November 13, 2014		Michael C. Ray
Senior Vice President, General Counsel and Secretary